Exhibit 5.1

[SUTHERLAND ASBILL & BRENNAN LLP]

March 9, 2011

Teucrium Commodity Trust
232 Hidden Lake Road, Building A
Brattleboro, VT 05301

Re:	Teucrium Commodity Trust
Registration Statement on Form S-1
File No. 333-167590

Ladies and Gentlemen:

We have acted as counsel to Teucrium Commodity Trust, a Delaware statutory trust (the “Trust”), and its Sponsor, Teucrium Trading, LLC (the “Sponsor”), in connection with the preparation and filing by the Trust with the Securities and Exchange Commission of a registration statement on Form S-1 (File No. 333-167590) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to 10,000,000 units (the “Shares”) representing fractional undivided beneficial interests in Teucrium Soybean Fund (the “Fund”), a series of the Trust, in connection with the offering described in the Registration Statement.

As counsel to the Trust, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust as authentic copies of originals, of (i) the Trust’s certificate of trust, its Second Amended and Restated Declaration of Trust and Trust Agreement dated as of October 21, 2010, and an instrument dated June 16, 2010 establishing the Fund, (ii) the Sponsor’s amended and restated limited liability company agreement dated as of October 26, 2009, (iii) a Certificate of Good Standing issued by the Secretary of State of the State of Delaware as of a recent date, and (iv) such other documents or matters of law as in our judgment were necessary to enable us to render the opinions expressed below.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures (other than those of the Trust and the Sponsor) on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued.  We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Trust and the Sponsor.

Teucrium Commodity Trust
March 9, 2011

We have relied with your approval upon certificates of public officials, upon certificates and/or representations of officers and employees of the Sponsor on behalf of the Trust, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances.  We have undertaken no independent investigation or verification of factual matters.  In this regard, and without limitation, we have not reviewed the accounting and other records of the Trust to attempt to determine whether separate and distinct records are being maintained for the Fund and the other series of the Trust pursuant to Section 3804(a) of the Delaware Statutory Trust Act so that the liabilities of any such other series are not enforceable against the Fund.

This opinions expressed in this letter are limited to the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws.  We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction.  We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, and assuming that (i) the issuance, offer and sale of the Shares from time to time and the final terms of such issuance, offer and sale, including those relating to price and amount of Shares to be issued, offered and sold, are consistent with the terms and conditions for such issuance, offer and sale set forth in the Trust’s certificate of trust, its Second Amended and Restated Declaration of Trust and Trust Agreement dated as of October 21, 2010, and the instrument dated June 16, 2010 establishing the Fund and the descriptions of such terms and conditions in the Registration Statement (collectively, the “Trust Documents”), (ii) any Shares issued and sold pursuant to the Registration Statement have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon the issuance of any Shares pursuant to the Registration Statement, the total number of Shares issued and outstanding does not exceed the total number of Shares that the Fund is then authorized to issue in accordance with the Trust Documents; and (iv) the Certificate of Good Standing remains accurate, the applicable Trust Documents remain in effect, without amendment, and the Registration Statement has become effective under the Act and remains effective at the time of the issuance, offer and/or sale of the Shares, we are of the opinion that the issuance of the Shares will be duly authorized and, when issued and paid for in accordance with the Trust Documents relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

Teucrium Commodity Trust
March 9, 2011

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  Otherwise, this opinion letter may not be relied on by, or furnished to, any other person or entity without our prior written consent and, without limiting the foregoing, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Respectfully submitted,

/S/ W. THOMAS CONNER

W. Thomas Conner
SUTHERLAND ASBILL & BRENNAN LLP